 EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Glenn R. Morgan 312-372-6300
Web Site: www.hartmarx.com

HARTMARX STOCK TICKER SYMBOL CHANGES ON THE CHICAGO STOCK EXCHANGE
 EFFECTIVE DECEMBER 3, 2008

CHICAGO, December 3, 2008 - - Hartmarx Corporation (CHX: HTMX / OTC: HTMX) today announced that effective with the open of trading on December 3, 2008, the Company's stock ticker symbol on the Chicago Stock Exchange has changed from "HMX" to "HTMX."  Accordingly, all transactions in the Company's common stock, whether on the Chicago Stock Exchange, in the Over the Counter market, or on other exchanges are now being reported under a common symbol.  The Company's common shares are listed and traded on the Chicago Stock Exchange and will continue to be traded through normal brokerage channels.

Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Monarchy, Manchester Escapes, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Eye, Christopher Blue, Pine IV, Wörn, Blue House Drive, One Girl Who . . ., Zooey by alice heller and b.chyll.  In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Pierre Cardin, Perry Ellis, Lyle & Scott, Golden Bear, Jag and Dr. Martens.  The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology.  Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements.  The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control.  The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.